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                                                          Exhibit 23.1


      Consent of Independent Registered Public Accounting Firm




      The Board of Directors
      The St. Paul Companies, Inc.


      We consent to incorporation by reference in the registration statement (No. 333-65728) on Form S-8 of The St. Paul Companies, Inc., of our report dated June 25, 2004, relating to the statements of net assets available for benefits of The St. Paul Companies, Inc. Stock Ownership Plan as of December 31, 2003 and 2002, the related statements of changes in net assets available for benefits for the years then ended, and the related schedules as of December 31, 2003, which reports appear in the December 31, 2003 annual report on Form 11-K of the St. Paul Companies, Inc. Stock Ownership Plan.



      KPMG LLP
      --------
      KPMG LLP


      Minneapolis, Minnesota
      June 25, 2004